Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

John Sasen

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 30th day of December, 2008 by and between PSS WORLD MEDICAL, INC., a Florida corporation (hereinafter, the “Company” which term shall include the Company’s other subsidiaries, affiliates and successors), and JOHN F. SASEN, SR., (hereinafter, “Executive”). This Agreement amends and restates the Employment Agreement between the parties dated as of April 1, 1998 (the “Original Employment Agreement”).

BACKGROUND

The Company employs Executive as its Executive Vice President and Chief Marketing Officer under terms and conditions as set forth in the Original Employment Agreement.

The Company and Executive desire to amend and restate the Original Employment Agreement for the purposes of complying with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and Internal Revenue Service guidance thereunder;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective Date. The Original Agreement became effective as of April 1, 1998 (the “Effective Date”).

2. Employment. Executive is hereby employed on the Effective Date as the Executive Vice President and Chief Marketing Officer of the Company. Executive’s responsibilities under this Agreement shall be in accordance with the policies and objectives established by the President or the Board of Directors of the Company and shall be consistent with the responsibilities of similarly situated executives of comparable companies in similar lines of business.

3. Employment Period. Unless earlier terminated herein in accordance with Section 7 hereof, Executive’s employment shall be for a three-year term (the “Employment Period”), beginning on the Effective Date. The Employment Period shall, without further action by Executive or the Company, be extended by an additional one-year period on each anniversary of the Effective Date; provided, however, that either party may, by notice to the other, cause the Employment Period to cease to extend automatically. Upon such notice, the Employment Period shall terminate upon the expiration of the then-current term, including any prior extensions.

4. Extent of Service. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder; provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Company, industry or professional activities, and/or (ii) manage personal business interests and investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities under this Agreement.

5. Compensation and Benefits.

(a) Base Salary. During the Employment Period, the Company will pay to Executive a base salary as previously agreed (“Base Salary”), less normal withholdings, payable in equal monthly or more frequent installments as are customary under the Company’s payroll practices from time to time. The Compensation Committee of the Board of Directors of the Company shall review Executive’s Base Salary annually and in its sole discretion, subject to approval of the Board of Directors of the Company, may increase Executive’s Base Salary from year to year. The annual review of Executive’s salary by the Board will consider, among other things, Executive’s own performance and the Company’s performance.

(b) Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to peer executives of the Company and its affiliated companies (“Peer Executives”), and on the same basis as such other similarly situated officers.

(c) Welfare Benefit Plans. During the Employment Period, Executive and Executive’s family shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to Peer Executives.

(d) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Company and its affiliated companies to the extent applicable generally to Peer Executives. Notwithstanding the foregoing, (i) the reimbursements provided in any one calendar year shall not affect the amount of reimbursements provided in any other calendar year; (ii) the reimbursement of an eligible expense shall be made as soon as practicable but no later than December 31 of the year following the year in which the expense was incurred; and (iii) Executive’s rights pursuant to this Section 5(d) shall not be subject to liquidation or exchange for another benefit.

(e) Fringe Benefits. During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company and its affiliated companies in effect for Peer Executives.

6. Change of Control. Subject to the last sentence of this Section 6, for the purposes of this Agreement, a “Change of Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (ii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 6; or

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 80% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

Notwithstanding the above definition, a Change of Control will not be deemed to have occurred for purposes of this Agreement if, immediately after the event that otherwise would constitute a Change of Control, Patrick Kelly and at least a majority of the 12 next most highly compensated officers of the Company and its subsidiaries (as measured immediately prior to such transaction) shall have entered into employment agreements with the Company, the resulting or surviving company, or its or their subsidiaries.

7. Termination of Employment.

(a) Death, Retirement or Disability. Executive’s employment shall terminate automatically upon Executive’s death or Retirement during the Employment Period. For purposes of this Agreement, “Retirement” shall mean normal retirement as defined in the Company’s then-current retirement plan, or there is no such retirement plan, “Retirement” shall mean voluntary termination after age 65 with ten years of service. If the Company determines in good faith that Executive has become Disabled (as defined below) during the Employment Period, it may give to Executive written notice in accordance with Section 16(f) of this Agreement of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, Executive shall be Disabled if either of the following conditions is met: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(b) Termination by the Company. The Company may terminate Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Executive by the President or the Board of Directors of the Company which specifically identifies the manner in which such Board or the President believes that Executive has not substantially performed Executive’s duties, or

(ii) the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or

(iii) Executive engages in any misconduct involving moral turpitude whether occurring in the performance of his duties or otherwise.

For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of the Company at a meeting of such Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, Executive is guilty of the conduct described in subparagraph (i), (ii) or (iii) above, and specifying the particulars thereof in detail.

(c) Termination by Executive. Executive’s employment may be terminated by Executive for Good Reason or no reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) without the written consent of Executive, the assignment to Executive of any duties materially inconsistent with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect on the Effective Date, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii) a reduction by the Company in Executive’s Base Salary and benefits as in effect on the Effective Date or as the came may be increased from time to time, unless a similar reduction is made in salary and benefits of Peer Executives, or the failure by the Company to increase Executive’s Base Salary each year during the Employment Period by an amount which at least equals, on a percentage basis, the mean average percentage increase in base salary for Peer Executives, unless such failure to increase is based on nonarbitrary criteria applied to Executive and Peer Executives;

(iii) after the occurrence of a Change of Control, the Company’s requiring Executive to be based at any office or location other than in the greater Jacksonville, Florida metropolitan area or the Company’s requiring Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

(iv) any failure by the Company to comply with and satisfy Section 14(b) of this Agreement; or

(v) any termination by Executive for any reason or no reason during the 30-day period beginning on the first anniversary of a Change of Control.

A termination of employment by Executive for Good Reason (other than a resignation by Executive pursuant to 7(c)(v)) shall be effectuated by giving the Company written notice of termination (“Notice of Termination for Good Reason”) within 30 days after the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement on which Executive relies. The Company shall have 30 days from the receipt of such notice within which to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive. If such event has not been cured within such 30-day period, the termination of employment by Executive for Good Reason shall be effective as of the expiration of such 30-day period (the “Good Reason Termination Date”). If the event of Good Reason is cured within such 30-day period, the Notice of Termination for Good Reason shall have no effect. In the case of resignation by Executive pursuant to 7(c)(v), the Good Reason Termination Date shall be the date of Executive’s resignation during the designated window period.

(d) Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 16(f) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date.

(e) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by Executive for Good Reason, the Good Reason Termination Date as specified in Section 7(c), (ii) if Executive’s employment is terminated by the Company other than for Disability, the Date of Termination shall be the date on which the Company notifies Executive of such termination or any later date specified in the Notice of Termination, and (iii) if Executive’s employment is terminated by reason of death, Retirement or Disability, the Date of Termination shall be the date of death or Retirement of Executive or the Disability Effective Date, as the case may be.

8. Obligations of the Company upon Termination.

(a) Termination by Executive for Good Reason; Termination by the Company Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate Executive’s employment other than for Cause, death or Disability, or Executive shall terminate employment for Good Reason, then in consideration of Executive’s services rendered prior to such termination and as reasonable compensation for his compliance with the Restrictive Covenants in Section 13 hereof:

(i) the Company shall pay to Executive in a lump sum in cash within 30 days after the Date of Termination (or any later date required by Section 15) or, with respect to the prorata bonus described in clause A(2) below, within 30 days after the determination of the bonus amount, the aggregate of the following amounts:

A. the sum of (1) Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, (2) if the Date of Termination occurs after or in connection with the occurrence of a Change of Control, the product of (x) Executive’s annual bonus that would have been payable with respect to the fiscal year in which the Date of Termination occurs (determined at the end of such year based on actual performance results through the end of such year) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (3) any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations”); and

B. the amount equal to one times Executive’s Base Salary in effect as of the Date of Termination (the “Severance Payment”); provided, however, that if the Date of Termination occurs after or in connection with the occurrence of a Change of Control, the Severance Payment shall be the amount equal to two times Executive’s annual Base Salary in effect as of the Date of Termination; and

(ii) for one year after Executive’s Date of Termination (or two years in the event that the Date of Termination occurs after or in connection with the occurrence of a Change of Control), or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy (in any such case, the “Welfare Benefits Continuation Period”), the Company shall continue benefits to Executive and/or Executive’s eligible dependents any group health benefits to which Executive and/or such dependents would otherwise be entitled to continue under COBRA, or benefits substantially equivalent to those group health benefits that would have been provided to them in accordance with the welfare plans, programs, practices and policies described in Section 5(c) of this Agreement if Executive’s employment had not been terminated or, if more favorable to Executive, as in effect generally at any time during the Welfare Benefits Continuation Period with respect to other peer executives of the Company and its affiliated companies and their families (“Welfare Benefits”): provided, however, that (a) if Executive becomes re-employed with another employer and is eligible to receive Welfare Benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; (b) the Welfare Benefits Continuation Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA; (c) during the Welfare Benefits Continuation Period, the benefits provided in any one calendar year shall not affect the amount of benefits to be provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (d) the reimbursement of an eligible taxable expense shall be made no later than December 31 of the year following the year in which the expense was incurred; and (e) Executive’s rights pursuant to this Section 8(a)(ii) shall not be subject to liquidation or exchange for another benefit; and

(iii) the Company shall, within 30 days after receipt of reasonably documented invoices therefor, reimburse Executive’s actual cost (not to exceed $30,000) for outplacement expenses incurred within one year after the Date of Termination; provided, however, that such reimbursements provided in any one calendar year shall not affect the amount of reimbursements provided in any other calendar year; (ii) the reimbursement of an eligible expense shall in no event be later than December 31 of the year following the year in which the expense was incurred; and (iii) Executive’s rights to such reimbursement pursuant to this Section 8(a)(iii) shall not be subject to liquidation or exchange for another benefit; and

(iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Death. If Executive’s employment is terminated by reason of Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations (excluding the pro-rata bonus described in clause 2 of Section 8(a)(i)(A)), the timely payment or provision of Other Benefits, and an amount equal to two months’ salary, based on Executive’s Base Salary in effect as of the date of death. Accrued Obligations and the payment equal to two months’ salary shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 8(b) shall include, without limitation, and Executive’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death benefits, if any, as applicable generally to Peer Executives and their beneficiaries, and on the same basis as Peer Executives and their beneficiaries.

(c) Disability. If Executive’s employment is terminated by reason of Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (excluding the pro-rata bonus described in clause 2 of Section 8(a)(i)(A)) and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 8(c) shall include, without limitation, and Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits under such plans, programs, practices and policies relating to disability, if any, as applicable generally to Peer Executives and their families, and on the same basis as Peer Executives and their families.

(d) Retirement. If Executive’s employment is terminated by reason of Executive’s Retirement during the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (excluding the pro-rata bonus described in clause 2 of Section 8(a)(i)(A)) and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 8(d) shall include, without limitation, and Executive shall be entitled after the Date of Termination to receive, retirement and other benefits under such plans, programs, practices and policies relating to retirement, if any, as applicable generally to Peer Executives and their families, and on the same basis as Peer Executives and their families.

(e) Cause or Voluntary Termination without Good Reason. If Executive’s employment shall be terminated for Cause during the Employment Period, or if Executive voluntarily terminates employment during the

Employment Period without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (excluding the pro-rata bonus described in clause 2 of Section 8(a)(i)(A)), the continuation of Welfare Benefits for a period of 30 days after the Date of Termination, the timely payment or provision of Other Benefits, and a payment equal to 30 days’ salary, based on Executive’s Base Salary in effect as of the Date of Termination. Accrued Obligations and the payment equal to 30 days’ salary shall be paid to Executive in a lump sum in cash within 30 days after the Date of Termination.

9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which Executive may qualify, nor, subject to Section 16(d), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

10. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then: Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 10(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the “Reduced Amount”) such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount. The reduction of the Payments due hereunder, if applicable, shall be made in such a manner as to maximize the economic present value of all Payments actually made to Executive, determined by the Accounting Firm (as defined in Section 10(b) below) as of the date of the Change of Control using the discount rate required by Section 280G(d)(4) of the Code.

(b) Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s regular independent accounting firm at the expense of the Company or, at the election and expense of Executive, another nationally recognized independent accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations. Any determination by the Accounting Firm shall be binding upon the Company and Executive. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to Executive within five days after the receipt of the Accounting Firm’s determination, but in no event later than December 31 of the year after the year in which Executive remits taxes to the applicable taxing authorities. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 10(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, but no later than December 31 of the year after the year in which the Underpayment is determined to exist.

(c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 10(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 10(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

11. Costs of Enforcement. In any action taken in good faith relating to the enforcement of this Agreement or any provision herein after the occurrence of a Change of Control, Executive shall be entitled to be paid any and all costs and expenses incurred by him in enforcing or establishing his rights thereunder, including, without limitation, reasonable attorneys’ fees, whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings. In all other circumstances, each party in any such action shall pay his or its own such costs and expenses. The amount reimbursable by the Company to Executive under this Section 11 in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense shall be made within 30 days after delivery of Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in any event no later than December 31 of the year after the year in which the expense was incurred. Executive’s rights pursuant to this Section 11 shall expire at the end of five years after the Date of Termination and shall not be subject to liquidation or exchange for another benefit.

12. Representations and Warranties. Executive hereby represents and warrants to the Company that Executive is not a party to, or otherwise subject to, any covenant not to compete (other than as contained herein) with any person or entity, and Executive’s execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.

13. Restrictions on Conduct of Executive.

(a) General. Executive and the Company understand and agree that the purpose of the provisions of this Section 13 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to eliminate Executive’s post-employment competition with the Company per se, nor is it intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that the post-employment restrictions set forth in this Section 13 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement. Therefore, subject to the limitations of reasonableness imposed by law upon the restrictions set forth herein, Executive shall be subject to the restrictions set forth in this Section 13.

(b) Definitions. The following capitalized terms used in this Section 13 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

“Competitive Services” means any services provided by Company at the Determination Date, including, but not limited to the marketing, sale and distribution of medical supplies, equipment and pharmaceuticals to primary care and other office-based physicians; the marketing, sale and distribution of medical diagnostic imaging supplies, chemicals, equipment and service to the acute care and alternate care market; and the provisions of special group purchasing contract pricing and periodic cost analyses to help manage the supply needs of individual physicians or practices.

“Confidential Information” means any confidential or proprietary information possessed by the Company or its affiliated entities or relating to its or their business, including without limitation, any confidential “know-how”, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans, new personnel acquisition plans and any other information that would constitute a Trade Secret (as defined herein).

“Determination Date” means the date of termination of Executive’s employment with the Company for any reason whatsoever or any earlier date (during the Employment Period) of an alleged breach of the Restrictive Covenants by Executive.

“Person” means any individual or any corporation, partnership, joint venture, association or other entity or enterprise.

“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

“Protected Clients” means any Person to whom the Company provided services or submitted a written proposal therefor, within eighteen (18) months prior to the Determination Date.

“Protected Employees” means employees of the Company who were employed by the Company at any time within six (6) months prior to the Determination Date.

“Restricted Period” means the term of Executive’s employment hereunder and a period extending until eighteen (18) months from the Date of Termination; provided, however that such period shall be extended by any length of time during which Executive is in breach of the Restricted Covenants.

“Restrictive Covenants” means the restrictive covenants contained in Section 13(c) hereof.

“Trade Secret” means any item of Confidential Information that constitutes a “trade secret(s)” under the common law or statutory law of the State of Florida.

(c) Restrictive Covenants.

(i) Restriction on Disclosure and Use of Confidential Information. Executive understands and agrees that the Confidential Information constitutes a valuable asset of the Company and its affiliated entities, and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Company; provided, however, in the event the Confidential Information constitutes a Trade Secret, the Restricted Period referred to above shall be five (5) years. Notwithstanding the above, this covenant shall expire (except with respect to Trade Secrets) upon the occurrence of a Change of Control.

(ii) Nonsolicitation of Protected Employees. Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that during the Restricted Period Executive shall not directly or indirectly on Executive’s own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his or her employment relationship with the Company or to enter into any relationship of employment, agency or independent contractorship with any other Person. Notwithstanding the above, this covenant shall expire upon the occurrence of a Change of Control.

(iii) Restriction on Relationships with Protected Clients. Executive understands and agrees that the relationship between the Company and each of its Protected Clients constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that during the Restricted Period Executive shall not, without the prior written consent of the Company, become a Principal or Representative of a Protected Client or otherwise provide services to a Protected Client as a consultant or independent contractor. Notwithstanding the above, this covenant shall expire upon the occurrence of a Change of Control.

(iv) Noncompetition with the Company. During the Restricted Period Executive, unless acting in accordance with the Company’s prior written consent, will not directly provide any Competitive Services to, and will not, directly or indirectly, (i) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or (ii) be connected as a Principal or Representative or otherwise with, or (iii) permit Executive’s name to be used by or in connection with, any Person engaged in providing Competitive Services to any Person conducting business activities within the territory in which the Company is or was engaged in the provision of the Competitive Services on the Determination Date; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Executive of any securities of the Company or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended. Notwithstanding the above, this covenant shall expire upon the occurrence of a Change of Control.

(d) Exceptions from Disclosure Restrictions. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information that: (a) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Executive or his agent; (b) becomes available to Executive in a manner that is not in contravention of applicable law from a source (other than the Company or its affiliated entities or one of its or their officers, employees, agents or representatives) that is not bound by a confidential relationship with the Company or its affiliated entities or by a confidentiality or other similar agreement; (c) was known to Executive on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to Executive by the Company or its affiliated entities or one of its or their officers, employees, agents or representatives; or (d) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

(e) Enforcement of Restrictive Covenants.

(i) Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

A. the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and

B. the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of the Restrictive Covenants.

(ii) Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, are invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

14. Assignment and Successors.

(a) Executive. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “the Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

15. Code Section 409A.

(a) Interpretation and Administration. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code).

(b) Coordination of Certain Defined Terms. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder, or a different form of payment would be effected, by reason of a Change of Control or Executive’s Disability or termination of employment, such amount or benefit will not be payable or distributable to Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless (i) the circumstances giving rise to such Change of Control, Disability or termination of employment, as the case, may be, meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a Change of Control, Disability or termination of employment, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event”, “disability” or “separation from service,” as the case, may be, or such later date as may be required by subsection (c) below.

(c) Six-Month Payment Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which Executive is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), such payments or benefits shall be paid or distributed to Executive during the five-day period commencing on the earlier of: (i) the first day of the seventh month following Executive’s separation from service, or (ii) the date of Executive’s death. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 15(c) shall be paid to Executive (or Executive’s estate, in the event of Executive’s death) in a lump sum payment. Any remaining payments and benefits due under the Agreement shall be paid as otherwise provided in the Agreement. If any amounts or benefits payable hereunder could qualify for one or more separation pay exemptions described in Treas. Reg. §1.409A-1(b)(9), but such payments in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through its head of human resources or any other designated officer) shall determine which portions thereof will be subject to such exemptions.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in the applicable final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

16. Miscellaneous.

(a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c) Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it.

(d) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof, and it supersedes and invalidates any previous agreements or contracts between them which relate to the subject matter hereof, including without limitation that certain Contract of Employment, dated as of May 30, 1992, by and between Executive and the Company. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

(e) Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Florida shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(f) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Company:	PSS World Medical, Inc. 4345 Southpoint Boulevard Jacksonville, Florida 32216 Facsimile No. (904) 332-3209 Attention: Senior Vice President, Corporate Development

To Executive:	John F. Sasen, Sr.

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(g) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement; provided, however, that if, in the opinion of the Corporation’s accountants, any provision of this Agreement would preclude the use of “pooling of interest” accounting treatment for a Change of Control transaction that (1) would otherwise qualify for such accounting treatment, and (2) is contingent upon qualifying for such accounting treatment, then Executive and the Company agree to negotiate in good faith to amend this Agreement so that it will not preclude the use of “pooling of interest” accounting treatment for such Change of Control transaction.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

PSS WORLD MEDICAL, INC.

By:	/s/ David A. Smith
David A. Smith
Chairman and Chief Executive Officer

EXECUTIVE:

/s/ John F. Sasen, Sr.
John F. Sasen, Sr.